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                                                                    EXHIBIT 99.1


          IAN MASSEY APPOINTED TO PINNACLE AIRLINES BOARD OF DIRECTORS


Memphis, Tenn. (January 31, 2006) Pinnacle Airlines Corp. (NASDAQ: PNCL) is pleased to announce that Mr. Ian Massey has joined the airline's Board of Directors effective January 26, 2006. Mr. Massey serves as an Independent Director, and will sit on the Audit Committee and the Nominating and Corporate Governance Committee. He will be subject to re-election at the 2008 annual meeting of stockholders.

Mr. Massey is Executive Vice-President at Republic Financial Corporation, a Denver-based investment company. Mr. Massey oversees the activities of Republic's Corporate Marketing & Communications, Private Equity and Aviation & Portfolio Groups, as well as the operations of Comergy, a Republic portfolio company. He also is a member of the Board of Directors of Vought Aircraft Industrie, Inc.

Mr. Massey graduated from Loughborough University in England in 1973 with a degree in Aeronautical Engineering. He joined the Ford Motor Company, then Massey Ferguson as an accountant. In 1980, he joined British Aerospace and was promoted through a number of positions. In 1989, Mr. Massey was named divisional finance director in BAe's Regional Aircraft division. Two years later, he moved to Airbus Industries in Toulouse, France, where he undertook the role of Chief Financial Officer. As a member of Airbus' senior management, his responsibilities expanded to include customer finance areas as well as corporate accounting. After ten years with Airbus, Mr. Massey elected to take yet another role and in 2001 he moved to Republic Financial Holdings.

Commenting on Mr. Massey's appointment, Philip H. Trenary, Pinnacle's President & CEO, said "We are fortunate to have such a high caliber professional join our Board of Directors. Ian brings a wealth of experience in finance and aviation that will be an invaluable asset as we chart the future of Pinnacle Airlines."

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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